Report on Schedule and Consent of KPMG LLP, Independent Auditors



The Board of Directors
ZiLOG, Inc.


The audit referred to in our report dated March 29, 2002, except as to Note 17, which is as of May 13, 2002, included the related consolidated financial statement schedule as of and for the year ended December 31, 2001, as listed in the Index in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidation financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to the use of our reports dated March 29, 2002, except as to Note 17, which is as of May 13, 2002 with respect to the consolidated balance sheet of the Company as of December 31, 2001 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended included herein and to the references to our firm under the headings "Experts" and "Selected Financial Data" in the prospectus.

Our reports, dated March 29, 2002, except as to Note 17, which is as of May 13, 2002, contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. In addition, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the Code) on February 28, 2002 and reorganized under the provisions of the Code effective April 30,2002. Although the Company gained confirmation of their plan of reorganization by the Bankruptcy Court, the continuation of their business as a going concern is contingent upon, among other things, the Company's ability to achieve profitable operations and positive cash flow. The accompanying consolidated financial statements to not include any adjustments that might result from the outcome of these uncertainties.


/s/ KPMG LLP


Mountain View, California
November 4, 2002